Exhibit 5.1

Weatherford International plc

Banhofstrasse 1

6340 Baar

Switzerland

Our Ref	Your Ref	21 November 2016
FBO 661725.22

Dear Sirs

Weatherford International public limited company

We have acted on behalf of Weatherford International public limited company, a public limited company incorporated under the laws of Ireland with company number 540406 (the “Company”) in connection with the proposed offering by the Company of up to 84,500,000 ordinary shares (nominal value of US$0.001 per share) in the capital of the Company (the “Shares”) and a warrant (the “Warrant”) to purchase up to an additional 84,500,000 ordinary shares (nominal value of US$0.001 per share) in the capital of the Company, pursuant to a post-effective amendment No. 2 to the registration statement on Form S-3 (the “Registration Statement”) filed by the Company pursuant to the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”) with the Securities and Exchange Commission of the United States of America (the “SEC”), the related prospectus dated 16 November 2016 included in the Registration Statement (the “Base Prospectus”), the prospectus supplement relating to the Shares and the Warrant filed with the SEC on 18 November 2016 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) and a subscription agreement dated 16 November 2016 between the Company and the investor (as defined therein) (the “Subscription Agreement”).

1	Scope of appointment and basis of opinion

1.1	We have been requested by the Company to provide this opinion.

1.2	For the purpose of giving this opinion, we have examined:

(a)	the final form of the Prospectus and a copy of the Subscription Agreement, sent to us in a pdf attachment to email;

(b)	a copy of the Memorandum and Articles of Association of the Company (as set out in Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on 17 June 2014);

(c)	copy of resolutions of the board of directors’ of the Company passed on 7 November 2016, certified by an assistant secretary of the Company to be a true and complete copy of those resolutions of the board and that the resolutions contained therein have not since been amended or rescinded;

(d)	copy of written resolutions of the shareholders of Company passed on 16 June 2014, certified by an assistant secretary of the Company to be a true and complete copy of those shareholders’ resolutions which have not since been amended or rescinded;

(e)	a certificate of an assistant secretary of the Company (the “Certificate”), certifying the matters referred to in the preceding sub-paragraphs (c) and (d);

(f)	an email transmission copy of the results of searches made on 21 November 2016 at the Irish Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court of Ireland and at the Judgments’ Office in the Central Office of the High Court of Ireland against the Company (together the “Searches”); and

(g)	such other documents as we deemed necessary to give the opinions set forth herein.

1.3	We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.4	We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Company in the Prospectus, the Subscription Agreement or the Registration Statement nor have we attempted to determine whether any material facts have been omitted therefrom.

1.5	We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect at the date of this opinion. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

1.6	This opinion is to be construed in accordance with, and governed by, the laws of Ireland, and is given solely on the basis that any issues of interpretation or liability arising hereunder may only be brought before the Irish courts, which will have exclusive jurisdiction in respect of such matters.

1.7

This opinion is delivered in connection with the filing of the Prospectus Supplement with the SEC and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act for use in connection with the filing of the Prospectus Supplement and is not to be use, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

1.8	We assume no obligation to update the opinions set forth in this letter.

2	Assumptions

For the purpose of giving this opinion we have assumed:

(a)	the authenticity and completeness of all documents submitted to us as originals;

(b)	the completeness and conformity to originals of all documents supplied to us as certified, conformed or photostatic copies or received by us by facsimile or email transmission and the authenticity and completeness of the originals of such documents;

(c)	the genuineness of the signatures and seals on all original and copy documents which we have examined;

(d)	that the resolutions passed by the board of directors of the Company described in the extracts referred to above, and examined for the purposes of this opinion, were duly passed and adopted at meetings of the said board of directors, those meetings were properly convened, constituted and held and that the said resolutions have not since been amended or rescinded;

(e)	that the resolutions passed by the shareholders of the Company described in the extract referred to above, and examined for the purposes of this opinion, was duly and adopted at meetings of the said shareholders, that meeting was properly convened, constituted and held and that the said resolutions have not since been amended or rescinded;

(f)	that, at the time of the allotment and issuance of any Shares and the Warrant, the Prospectus and the Registration Statement will be effective and continue to be effective;

(g)	that any Shares allotted and issued in accordance with the Prospectus, the Registration Statement and the Subscription Agreement will be paid-up in consideration of the receipt by the Company from the party to whom the Shares are to be issued, prior to, or simultaneously with the issue of such Shares, of cash and other consideration at least equal to the nominal value of such Shares and, to the extent that any of the consideration for such Shares is payable otherwise than in cash, that the provisions of sections 1028 to 1035 of the Companies Act 2014 have been complied with;

(h)	that no Shares will be allotted and issued: (i) for consideration of an undertaking from an person that he or another will do work or perform services for the Company or for any other person; (ii) for consideration otherwise than in cash that includes an undertaking which is to be or may be performed more than five years after the date of allotment; or (iii) for other consideration which, from time to time, is not considered good or adequate consideration;

(i)	that no Shares nor the Warrant will be allotted and issued other than pursuant to a resolution of the board of directors of the Company (or duly authorised committee thereof) that has been validly and sufficiently proposed and passed in accordance with the articles of association of the Company;

(j)	that the offering or sale (including the marketing) of any Shares or the Warrant will be made, effected and conducted in accordance with and will not violate: (i) the memorandum or articles of association, from time to time, of the Company; (ii) any applicable laws and regulations (including, without limitation, (A) the securities laws and regulations of any jurisdiction (including Ireland) or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of any shares to the public in any jurisdiction (including Ireland) and any prospectus (or analogous disclosure document) prepared in connection therewith; and (B) the competition, anti-trust or merger control laws and regulations of any jurisdiction (including Ireland) or supra-national authority); and (iii) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of its group;

(k)	that, at the time of the issuance and sale of any Shares and the Warrant: (i) the sale of and payment for any Shares and the Warrant will be in accordance with the Registration Statement, Prospectus and the Subscription Agreement (including the prospectus set forth in the Registration Statement and any applicable supplements and amendments thereto); and (ii) the issuance and sale (including the marketing) of any Shares or the Warrant will not violate the Company’s memorandum and articles of association, any applicable law or any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or result in a default under or breach of any agreement or instrument binding on the Company;

(l)	that Shares will be issued by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid;

(m)	that the Company has not given, nor shall it give, directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance, as contemplated by section 82 of the Companies Act 2014, for the purpose of, or in connection with, the purchase or subscription by any person of or for any Shares or shares to be issued on exercise of the Warrant save as permitted by, or pursuant to an exemption to, the said section 82;

(n)	that there is or are no factual information or documents possessed or discoverable by persons other than ourselves of which we are not aware but of which we should be aware for the purposes of this opinion;

(o)	the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Prospectus, the Registration Statement and the Subscription Agreement and the accuracy of the Certificate;

(p)	that there are no agreements or arrangements in existence which in any way amend or vary or are inconsistent with the terms of the Prospectus, the Registration Statement and the Subscription Agreement or in any way bear upon, or are inconsistent with, the contents of this opinion;

(q)	that, in approving the filing by the Company of the Prospectus and the Registration Statement and the execution and delivery by the Company of the Subscription Agreement, the directors of the Company have acted in a manner they consider, in good faith, to be in the best interests of the Company for its legitimate business purposes and would be most likely to promote the success of the Company for the benefit of its members as a whole;

(r)	the absence of fraud and the presence of good faith on the part of all parties to the Subscription Agreement and their respective officers, employees, agents and advisers;

(s)	that the information disclosed by the Searches was accurate at the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches carried out since that time;

(t)	that: (i) the Company was, and will be, fully solvent (A) at the time of, and immediately after, the filing of the Prospectus and the Registration Statement, (B) at the time of, and immediately after, the execution and delivery of the Subscription Agreement and (C) at the date hereof; (ii) the Company would not, as a consequence of doing any act or thing which the Prospectus, the Registration Statement or the Subscription Agreement contemplates, permits or requires the Company to do, be insolvent; and (iii) no steps have been taken or, to the best of the knowledge, information and belief of the directors of the Company, are being taken to appoint a receiver, liquidator or an examiner over the Company or any part of its undertaking or assets, or to strike the Company off the Register of Companies or to otherwise dissolve or wind up the Company; and

(u)	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purposes of giving this opinion.

3	Opinion

Based upon, and subject to, the foregoing and subject to the qualifications set out in this letter and any matter not disclosed to us, we are of the opinion that, so far as the laws of Ireland are concerned, upon the issuance of Shares and the Warrant in accordance with, and subject to any conditions contained in, the terms of the Registration Statement, the Prospectus and the Subscription Agreement, subject to receipt by the Company of the full consideration payable in respect thereof: (i) such Shares will be validly issued, fully-paid and non-assessable (which term means that no shareholder shall be obliged to pay or contribute further amounts to the capital of the Company in connection with the issue of such shares); and (ii) the Warrant will be validly issued.

4	Qualifications

The opinions set forth in this opinion letter are given subject to the following qualifications:

(a)	a search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented; and

(b)	a search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.

Yours faithfully

/s/ MATHESON

MATHESON